Exhibit 24.1

                       Consent of Independent Accountants



We consent to the incorporation by reference in the registration statements (Nos. 33-13837, 33-39248, 33-65145, 33-55588, 33-79782 and 333-02723) pertaining to the 1986 Incentive Stock Option Plan, the 1986 Supplemental Stock Option Plan, the Employee Stock Purchase Plan, the 1993 Non-employee Directors' Stock Option Plan, and the 1995 Stock Option Plan of Boole & Babbage, Inc. filed on Form S-8 by Boole & Babbage, Inc., of our report dated April 10, 1997 on our audit of the consolidated financial statements of MAXM Systems Corporation as of and for the years ended September 30, 1996 and 1995. which report is included in this Form 8-K/A.



\Coopers & Lybrand L.L.P.\

Washington, DC
April 22, 1997